McCarter & English
                                Attorneys at Law
                              Four Gateway Center
                              100 Mulberry Street
                                  P.O. Box 652
                             Newark, NJ 07101-0652



                                                                January 12, 1996



Seligman New Jersey Tax Exempt Fund, Inc.
100 Park Avenue
New York, New York 10006

Gentlemen:

                  We have acted as special counsel, with respect to New Jersey State tax matters, to the Seligman New Jersey Tax-Exempt Fund, Inc. (the "Fund"), a non-diversified open-end management investment company, as defined in the Investment Company Act of 1940, concerning a Registration Statement (No. 9-4119) on Form N-lA under the Securities Act of 1933, as amended (the "Registration Statement"), covering the issuance of shares of fractional undivided interests in the Fund.

                  In that connection we have examined only that section of the current Prospectus on New Jersey taxes and the special factors section of the Statement of Additional Information. Except as expressly specified herein, all terms used herein and defined in the documents referred to above shall have the respective meanings ascribed to them in such documents.

                  Based upon the Prospectus and the Statement of Additional Information, the Fund intends to operate as a "qualified investment fund" as defined under New Jersey law, in accordance with N.J.S.A. 54A:6-14.1 (the "Act"). A "qualified investment fund" is any investment company, or series of such investment company or any trust, which has no investments other than interest-bearing obligations, obligations issued at a discount, and cash and cash items, including receivables, and financial options, futures, forward contracts or other similar financial instruments related to interest-bearing obligations, obligations issued at a discount or bond indexes related thereto, and which has at least 80 percent of the aggregate principal amount of all its investments, excluding financial options, futures, forward contracts or other similar financial instruments related to interest-bearing obligations, obligations issued at a discount or bond indexes related thereto, to the extent such instruments are authorized by Section 851(b) of the federal Internal Revenue Code of 1986, as amended, cash and cash items, which cash items shall include receivables, invested in obligations described in N.J.S.A. 54A:6-14, which refers to obligations issued by New Jersey, or obligations that are free from state or local taxation under New Jersey and federal laws ("Tax-Exempt Obligations").


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                  Our  opinion  is  based  upon  the  assumption  that  the Fund qualifies and will continue to maintain its status as a "qualified investment fund" under New Jersey law. It is also our understanding that interest on the underlying obligations to be carried by the Fund will be, in the opinion of counsel to the issuing governmental authorities or by ruling of the United States Internal Revenue Service at the time of issuance of such obligations, exempt from all federal income taxes.

                  Based on the foregoing, under existing New Jersey law applicable to individuals who are defined under such law as New Jersey residents and to corporations subject to the Corporation Business Tax, we are of the opinion that for the purposes of New Jersey taxes:

                  l. The Fund, as long as it maintains its status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, is subject to the Corporation Business Tax, and, pursuant to N.J. S.A. 54:10A-5(d), the franchise tax to be annually assessed to and paid by the Fund shall be $250.00.

                  2.  The  Act  exempts   distributions  paid  by  a  "qualified
investment company" from the New Jersey Gross Income Tax, to the extent that the distributions are attributable to interest or gain from Tax-Exempt Obligations.

                  3. The Act also expressly provides that gains resulting from the redemption or sale of shares of the Fund are also exempt from the New Jersey Gross Income Tax.

                  4. The New Jersey Gross Income Tax is not applicable to corporations. With respect to any corporate shareholder of the Fund that is subject to the New Jersey Corporation Business Tax, pursuant to N.J.S.A. 54:l0A-4(k)(2)(B) and N.J.A.C. 18:7-5.2(a)(1)(ii), interest on any bond, including tax exempt bonds issued by the State of New Jersey, its political subdivisions, agencies or instrumentalities, is included in the net income tax base of such corporate shareholder for purposes of computing the Corporation Business Tax. Furthermore, any gain upon the redemption or sale of shares by a corporate shareholder is also included in the net income tax base for purposes of computing the Corporation Business Tax.

                  5. New Jersey has no personal property tax laws which would tax either the bonds or any interest thereon.

                  6. The shares of the Fund may be taxable under the New Jersey Inheritance Tax Laws.


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                  We hereby  consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in such Registration Statement and the Prospectus included therein.

                                                   Very truly yours,


                                                   McCarter & English